CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-147265), of our report dated March 19, 2007 relating to the consolidated financial statements of Tasker Products Corp. and Subsidiaries (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
January 11, 2008